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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                               ---------------

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the

                     Securities and Exchange Act of 1934


      Date of Report (Date of earliest event reported) December 29, 1994
                                                       -----------------


                         THE PROGRESSIVE CORPORATION
                         ---------------------------
            (Exact name of registrant as specified in its charter)



        Ohio                       1-9518                    34-0963169
        ----                       ------                    ----------
  (State or other            (Commission File               (IRS Employer
  jurisdiction of            Number)                        Identification
  incorporation)                                            No.)


             6300 Wilson Mills Road, Mayfield Village, Ohio 44143
             --------------------------------------------------------
             (Address of principal executive offices)     (Zip Code)



       Registrant's telephone number, including area code 216-461-5000
                                                          ------------


                                Not Applicable
        -------------------------------------------------------------
        (Former name or former address, if changed since last report)


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Item 5. Other Events.
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Based on a review of the adequacy of its total loss reserves, The Progressive
Corporation (the "Company") eliminated its "supplemental reserve" during the fourth quarter of 1994, resulting in a one-time increase in earnings of approximately $71 million, or $.62 per share, for the fourth quarter and full year 1994. The Company's combined ratio was reduced by about 12 points for the quarter and 3 points for the full year, and book value was increased by about $.65 per share, due to this action.

The Company has historically established case and IBNR reserves by product with the objective of being accurate to within plus or minus 2%. Pricing has been based on these estimates of reserves by product. Because the Company desired a very high degree of comfort that aggregate reserves were adequate, aggregate reserves were established near the upper end of the reasonable range of reserves, and the difference between such aggregate reserves and the midpoint of the reasonable range of case and IBNR reserves was called the "supplemental reserve."

The Company concluded, after examining its historical aggregate reserves, that the practice of setting aggregate reserves at the upper end of the range of reasonable reserves provided an unnecessarily high level of comfort. Even without the high level of comfort provided by the "supplemental reserve", the Company's reserves have historically been redundant by approximately 2% to 4% over the most recent 5 years. The Company believes that this change in the estimate of its reserves will place it more in line with the practices of other companies in the industry. The revised estimate of reported loss reserves will have no impact on pricing, as the "supplemental reserve" was previously excluded from ratemaking.









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                                  SIGNATURES


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: December 29, 1994


                                     THE PROGRESSIVE CORPORATION


                                     By: /s/ David M. Schneider
                                         -------------------------------
                                     Name: David M. Schneider
                                     Title: Secretary













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